                                                                    EXHIBIT 10.5

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                         PURCHASE AND LICENSE AGREEMENT

                                     BETWEEN

                 NET 2000 COMMUNICATIONS CAPITAL EQUIPMENT, INC.

                                       AND

                              NORTEL NETWORKS INC.

                         PURCHASE AND LICENSE AGREEMENT

This Purchase and License Agreement No. 031201mab ("Purchase and License Agreement") is between Nortel Networks Inc. ("Nortel Networks") and Net2000 Communications Capital Equipment, Inc., ("Net2000" or "Customer") effective as of the last date signed (each a "Party" and collectively the "Parties"). Additional terms related to Customer's purchase or license of Products or Services may be added by written agreements ("Supplements") referring to the Purchase and License Agreement, collectively referred to as the "Agreement." The Services Supplement is attached hereto and incorporated by reference.

1.       DEFINITIONS

"Acceptance" shall be the meaning ascribed to it in Section 12.

"Affiliate" of a Party means a company or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control of, or with, such Party or any partnership, corporation or other entity in which a Party owns more than fifty percent (50%) equity interest.

"Documentation" means the documentation that Nortel Networks customarily provides to customers, which may include user, technical and operating manuals, installation guides, and operating instructions.

"Financing Agreement" shall mean the Third Amended and Restated Credit Agreement by and among Net2000 Communications Group, Inc., as Borrower, and the lenders named therein, dated as of March 2001, and related Loan Documents as defined therein and shall be deemed to be the specified written agreement of financing set forth in Section 2.1.

"Furnish-only" means Products that Customer installs.

"Hardware" means a Nortel Networks machine or components to include any equipment which Nortel Networks adds to its generally available Hardware price lists or so identifies to Customer in a quotation.

"Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed and is under the control of Net2000.

"Order" shall be as defined in Section 2.1.

"Products" are any Hardware, Software or Third Party Vendor Items, and Documentation provided under this Agreement.

"Scheduled Ship Date" shall mean the date as mutually agreed to by the parties, on which a Product ordered by Customer is scheduled to be shipped from Nortel Networks' facility or, in the case of Software which is downloaded, the date upon which such Software is scheduled to be downloaded.

"Services" means the activities to be undertaken by Nortel Networks pursuant to an Order, including, but not limited to, engineering, maintenance and installation, implementation, design, consulting, business planning, network planning and analysis.

"Actual Ship Date" shall mean the date on which a Product ordered by Customer is shipped from Nortel Networks' facility or, in the case of Software which is downloaded, the date upon which such Software is downloaded to the System.

"Software" is owned or licensed, and is provided by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies, and including Software and firmware that is embedded in Hardware.

"Specifications" mean the functional, performance, design, operational, and physical characteristics of a Product as described in the Northern Telecom Practices ("NTP") for the Product at the time Nortel Networks accepts the Order for such Product. The Specifications shall include the dependencies and interactions required to provide the Products' functionality. Where there is no Specification for embedded Software or firmware, the Specification for the corresponding Hardware shall apply.

"Statement of Work" is a document, prepared by Nortel Networks, describing the scope of work, estimated schedule, prices, deliverables (all engineering, designs, documentation, analysis, and other work product prepared by Nortel Networks and all Software delivered to Net2000 pursuant to an Order, but specifically excluding any diagnostics, documentation, or test equipment used by Nortel Networks in the performance of Services), and other relevant terms specific to a Service, which may, from time to time, be mutually agreed to in writing by Customer and Nortel Networks. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Agreement.

"System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which is initially engineered by Nortel Networks, provides a specified functionality and is installed at a specific Installation Site.

"Third Party Vendor Item" includes "Third Party Hardware" and "Third Party Software" and means any non-Nortel Networks hardware and/or software supplied to Customer under this Agreement and not embedded in Nortel Networks Hardware or Software. Nortel Networks will use reasonable efforts to identify Third Party Vendors Items as such in its price quote, however, notwithstanding such, the failure to do so as a result of an oversight shall not disqualify a Third Party Vendor Item from being deemed a Third Party Vendor Item.

"Turnover" shall mean, with respect to a Product or System installed by Nortel, that a) Nortel Networks has completed its standard manufacturing test procedures, b) the Hardware materially conforms to the Specification, as applicable, c) that the System is ready for acceptance testing by Net2000, and
d) that the System is ready for service to the extent that Net2000 has timely completed its responsibilities or as otherwise mutually agreed.

"Turnover Date" shall mean, with respect to any Product installed by Nortel Networks hereunder, the date on which Nortel Networks provides a written notice of Turnover to Net2000.

2.       ORDERS

2.1 Customer may acquire Products or Services by issuing a written purchase order signed by an authorized representative or, if Customer is enrolled in Nortel Networks' Order Online Program, by submitting electronic orders (collectively, "Orders"). All Orders shall reference this Agreement and specify the quantity, price, Nortel Networks quotation number, shipping and billing instructions, requested delivery dates, requested commencement date for Services and any other special instructions. All Orders will be governed by and cannot alter the terms and conditions of this Agreement. Nortel Networks' shipment of Products or completion of Services will be Nortel Networks' exclusive acceptance of Customer's Order. Each Order shall contain a representation by Customer that no material default or event of material default has occurred under any documents evidencing or securing financing to purchase any Products or Services (the "Loan Documents") which has not been (a) cured by Net2000 or a direct or indirect parent of Net2000 (if capable of being cured) within the cure period (if any) set forth in the Loan Documents or (b) waived in writing by the required lenders under the Loan Documents.

2.2 Net2000 shall be liable for all engineering charges incurred at the direction of Net2000, at Nortel Networks' then standard charges, unless Nortel Networks declines to fulfill the Order for any reason. If an order is delayed or suspended, but later shipped, Net2000 shall be liable for such engineering charges.

2.2.1 If Customer cancels a Service after commencement of Service, Customer shall pay Nortel Networks for those services actually performed through the date of cancellation; provided that, such amount does not exceed the total price of the cancelled Service.

2.2.2 Subject to any remedy specified or otherwise available to Nortel Networks relating to any commitment by Customer for the taking delivery of Products and Services, the foregoing shall be Nortel Networks' sole remedy for delay, cancellation or suspension of the delivery of a Product or Service by Customer. Except as stated herein, Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products that Nortel Networks customizes in accordance with a specific Net2000 request may not be canceled.

2.3 Nortel Networks will promptly notify Net2000 (i.e., within three business days or as soon as practical thereafter) after it has determined that it will not ship Products or deliver Services under an Order.

3.       DOCUMENTATION.

3.1 Nortel Networks shall furnish to Customer four sets of Documentation in the manner and quantity Nortel Networks customarily provides to customers.

3.2 All such Documentation marked as Confidential Information shall be treated as Confidential Information in accordance with the terms of this Agreement. Updates to Documentation shall be provided at no charge during the warranty period and any periods of paid maintenance support.

3.3 Net2000 may print paper copies from Nortel Networks Documentation provided in compact disc or other digital form for its internal business use. Net2000 hereby agrees not to digitally reproduce such Documentation, except as expressly provided as follows in the following sentence. Net2000 is permitted to post such Documentation on a host server for its secured internal business use by Net2000 employees who have a need to know and access such Documentation via the internal network; such access by virtue of displaying the information on employees client monitors is understood and agreed to be a permitted copying under the terms of this Agreement.

4.       EQUIPMENT CONTINUING AVAILABILITY

4.1 Nortel Networks shall make available to Customer sufficient repair and spare parts and technical support for each Product, excluding Third Party Vendor Items, furnished under this Agreement to keep such Product operative for the period specified in a Supplement hereto. Prices shall be based on Nortel Networks' then current prices.

         Notwithstanding the foregoing, the obligation with respect to Shasta Product shall be for Nortel Networks to make replacement parts, or their functional equivalent, at Nortel Networks' sole discretion, available for purchase by Net2000. Nortel Networks, at its option and expense, may replace Products for which repair parts are no longer available with functionally equivalent Products.

4.2 Nortel Networks shall provide Customer with written notice of the manufacturing discontinuance for any particular Product or related functionality, by at least the number of months in advance as specified in a Supplement No. 1, Schedule 1.D attached hereto, and, subject to subsection [4.1] above, shall furnish the repair parts to Customer at the Nortel Networks' then current repair parts price unless furnished during the Warranty Period in which case it shall be at no charge. However, such notice shall not be required for component and individual circuit pack discontinuance or if only components of a Product are being replaced and such replacement does not affect price, form, fit or function of the Product.

4.3 In the event certain changes to Products purchased hereunder or previously purchased by Customer become necessary for safety reasons, Nortel Networks shall provide immediate written notice to Customer and shall proceed promptly to make the necessary changes at Nortel Networks' expense, except as noted in the following sentence. Nortel Networks shall not charge Net2000 hardware costs and labor charges where Nortel Networks has determined for its customers that retrofitting or replacement is hazardous to complete, as relating to such retrofit or replacement and all peripheral equipment and software.

5.       ELECTRONIC COMMERCE PROGRAMS

         By enrolling in any Nortel Networks' electronic commerce program, Customer agrees to comply with the terms of such program. Customer agrees that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this Agreement and that in the event of any conflict between this Agreement and the information contained in Customer's or Nortel Networks' electronic commerce website, this Agreement governs. Customer is responsible for the use and protection of all electronic commerce passcodes provided by Nortel Networks and agrees that all Orders submitted using such passcodes are valid and binding Orders authorized by Customer.

6.       LICENSED USE OF SOFTWARE AND DOCUMENTATION

         Nortel Networks grants Customer a nonexclusive, perpetual license and right to use a copy of the Software to the extent of the activation or authorized usage level. To the extent Software is furnished for use with designated Products or Customer furnished equipment ("CFE"), Customer is granted a nonexclusive, perpetual license and right to use Software only on such Products or CFE, as applicable. Software contains trade secrets and Customer agrees to treat Software as Confidential Information; however, the parties acknowledge that certain Software must be deployed with the Hardware. Customer will ensure that anyone who uses the Software does so only in compliance with the terms of the license provisions in this Agreement. Customer shall not (a) use, copy, modify, transfer or distribute the Software except as expressly authorized in the Documentation; (b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; (c) create derivative works or modifications unless expressly authorized; or (d) sublicense, rent, sublicense, or lease the Software provided however, Customer shall have the right to sublicense the Software in the event of an assignment as set forth under this Agreement. Licensors of intellectual property to Nortel Networks are beneficiaries of this provision. Nortel Networks shall provide to Net2000 written notice and reasonable opportunity to cure. In the event that a breach of the license is not cured after written notice and a reasonable opportunity to cure following such notice, or in the case of willful breach of the license or in the event that a designated Product or CFE is no longer in use and no further use is planned, Customer will promptly return the Software to Nortel Networks or certify its destruction. Nortel Networks may audit by remote polling or other reasonable means to determine Customer's Software activation or usage levels. All Customer data acquired by polling shall be deemed to be Confidential Information of Customer. Third Party Software, furnished by Nortel Networks shall be licensed subject to the terms of the third party license for such software.

7.       CHARGES AND PAYMENT

7.1 Amounts are due upon receipt of invoice and shall be paid by Customer within ten (10) days for any invoices which Nortel Networks is financing under the Financing Agreement as may be amended, and thirty
         (30) days for any other invoices; provided the Products have been shipped by Nortel Networks and/or that the other respective invoice milestone(s) as applicable as specified in a Supplement, if any, have been reached. In the event that Nortel Networks is no longer a Lender (as defined in the Financing Agreement), payment shall be due thirty
         (30) days from receipt of invoice. Customer shall pay interest on any late payments at the rate of ***% per annum (***% per month) until such time as the outstanding invoice is paid, except for any amounts that are subject to a good-faith dispute which Net2000 has provided Nortel Networks in writing of the reasons for such dispute prior to the date upon such invoice would be due. Net2000's failure to notify Nortel Networks within such period shall not be construed as a waiver of the right to dispute an invoice.

7.2 Nortel Networks will inform Customer in advance and in writing whenever additional charges apply. Additional charges shall apply for shipping and special handling, if any are applicable, as passed through by Nortel Networks. Charges for Software may be based on extent of use authorized as specified in a Supplement or invoice. Customer shall pay the charges applicable for any activation or usage beyond the authorized level. If any authority imposes a tax, duty, levy or fee, excluding those based on Nortel Networks' net income, upon a Product or Service supplied by Nortel Networks under this Agreement, Customer agrees to pay that amount as specified in the invoice, or supply exemption documentation. Customer is responsible for personal property taxes for each Product from the date of shipment by Nortel Networks.

7.3 Subject to the terms and conditions of the Financing Agreement Net2000 consents without qualification to the sale of receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice and authorizes the disclosure of this Purchase and License Agreement and Supplements as necessary to facilitate such sale.

8.       WARRANTY

8.1 Nortel Networks warrants that Hardware (i) is free from defects in materials and workmanship and (ii) materially conforms to its Specifications. If Hardware does not function as warranted during the warranty period, Nortel Networks will either (y) make it do so, or (z) replace it with equivalent Hardware.

8.2 Nortel Networks warrants that when Software is used in the specified operating environment it will materially conform to its Specifications. If Software does not function as warranted during the warranty period, Nortel Networks will provide a suitable fix or workaround or will replace the Software; provided Software is within two software release levels of the then-current software.

8.3 Services will be performed in a professional and workmanlike manner. If Services are not performed as warranted and Nortel Networks is notified in writing by Customer within thirty (30) days, Nortel Networks will reperform the non-conforming Services. Any warranty period for the Services shall be as specified in a Supplement hereto or as specified in a Statement of Work. The warranty period for Installation Services shall be the same as the warranty for the installed Product. 8.4 The warranty period for Hardware and Software shall be fourteen (14) months after Actual Ship Date or as otherwise set forth in a Supplement to this Purchase and License Agreement. In the event that (i) Nortel Networks is unable to repair or replace the Hardware or Software within the period specified in a Supplement to this Purchase and License Agreement and Net2000 requests a refund, or (ii) Nortel Networks determines that repair or replacement as set forth in this Section 6 is commercially impracticable, then Nortel Networks will refund to Customer the price paid for the Product, less applicable depreciation, however, if such Product is returned within the first twelve (12) months after the Actual Ship Date then Nortel Networks will refund to Net2000 one hundred percent (100%) of the price paid for the Product plus the shipping that was charged by Nortel Networks.

8.5 No warranty is provided for (i) supply items normally consumed during Product operation, e.g., fuses, lamps, etc.; (ii) failures caused by non-Nortel Networks products (iii) failures caused by a Product's inability to operate in conjunction with other Customer hardware or software where the Nortel Networks' Products did not contribute to the failure; or (iv) performance failures to the extent caused by services not performed by Nortel Networks or Customer's failure to purchase all necessary Products under this Agreement. Nortel Networks' warranty obligations shall not apply in cases of misuse, accident, damage or unauthorized modification, failure to maintain proper physical or operating environment or improper Customer maintenance not provided by Nortel Networks. Software is not warranted to operate uninterrupted or error free.

8.6 THE WARRANTIES AND LIMITATIONS SET FORTH IN THIS AGREEMENT, INCLUDING ANY ATTACHMENTS,, ARE CUSTOMER'S EXCLUSIVE WARRANTIES AND SOLE REMEDIES. EXCEPT AS SET FORTH IN ANY SPECIFICATIONS FOR PRODUCTS OR SERVICES, THE WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING ANY ATTACHMENTS, ARE THE ONLY WARRANTIES PROVIDED BY NORTEL NETWORKS AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES WARRANTY OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SUBJECT TO SECTION 18.2, IF SUPPLIER FAILS TO PROVIDE THE WARRANTIES SET IN THIS AGREEMENT, INCLUDING ANY ATTACHMENTS, THIS SECTION 8.6 SHALL NOT BE CONSTRUED AS LIMITING ANY RIGHT OR REMEDY WHICH CUSTOMER MAY OTHERWISE HAVE UNDER THIS AGREEMENT, AT LAW OR IN EQUITY.

8.7 With respect to Third Party Vendor Items, Nortel Networks shall pass through or assign to Client the rights (e.g., warranties and indemnities) Nortel Networks obtains from the manufacturer or vendors of such products and services, all to the extent that such rights may be assigned. Nortel Networks shall provide no independent warranty or indemnities with respect to such Third Party Vendor Items. Except for the obligations specified in this paragraph, Customer hereby waives any and all claims against Nortel Networks with regard to the malfunction or failure of Third Party Vendor Items.


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9.       WARRANTY SERVICE

         Nortel Networks provides certain types of warranty repair and exchange service, without charge. Nortel Networks will inform Customer of the types of warranty services available to Customer consistent with Nortel Networks standard practices and response times. Nortel Networks Technical Assistance Services ("TAS") are available for warranty repair during the warranty period at no charge only for specified Products. When Customer is required to return Hardware to Nortel Networks for warranty service, Customer agrees to ship it prepaid and suitably packaged to a location Nortel Networks designates. Nortel Networks will return the Hardware to Customer at Nortel Networks' expense. Nortel Networks is responsible for loss of, or damage to, Customer Hardware while it is (a) in Nortel Networks' possession or (b) in transit back to Customer. Any returned Hardware becomes Nortel Networks' property and, subject to Section 11 (Title and Risk of Loss), its replacement becomes the Customer's property. The replacement Hardware may not be new but will be in working order and equivalent to the item exchanged. The warranty period for the Hardware shall be the greater of ninety
         (90) days from the date of repair or replacement or the remaining Hardware warranty period. Customer agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Where applicable, before Nortel Networks provides warranty services, Customer agrees to (a) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; (b) secure all programs and data contained in Hardware; and (c) inform Nortel Networks of changes in the Hardware's location. Post warranty services may be available at Nortel Networks' then-current prices.

10.      SHIPMENT, TITLE AND RISK OF LOSS

10.1 The Parties shall use reasonable commercial efforts to agree upon a Scheduled Ship Date. The agreed Scheduled Ship Date shall be included in the Order if agreed prior to placement of the Order. Otherwise the agreed Scheduled Ship Date shall be reflected in the project plan for the Order. Except where provided in Section 2.1 of this Purchase and License Agreement, Nortel Networks shall ship the relevant Products on the Scheduled Ship Date.

10.2 Until April 1, 2001 title and risk of loss for ordered Products shall pass from Nortel Networks to Customer upon shipment, thereafter upon delivery at the Customer destination, unless otherwise mutually agreed in writing. Subject to the terms and conditions of the Financing Agreement, Nortel Networks reserves a purchase money security interest in a Product until receipt of all amounts due from Customer for the Product. In the event of a conflict with the terms of the Financing Agreement, Customer shall use its commercially practicable efforts to secure a waiver of such conflict prior to shipment for all Products to be provided hereunder. In the event Customer cannot secure a waiver of such conflict, Nortel Networks reserves the right to suspend its performance of this Agreement until a waiver is secured. Customer agrees to sign appropriate documentation to permit Nortel Networks to perfect such interest.

11.      IMPLEMENTATION AND INSTALLATION SERVICES

11.1 Customer agrees to provide sufficient, free and safe access to Customer's facilities and a suitable physical environment meeting Nortel Networks' reasonable specified requirements during mutually agreed times as necessary to permit the timely installation of Products and/or and the performance of Services. Nortel Networks personnel shall comply with Customer's site and security regulations where such regulations are provided to Nortel Networks in writing in advance within a reasonable period of time in advance of the required access and where required for security, provide advance notice and identification of individuals requiring access.

11.2 Nortel Networks will perform implementation and installation Services in accordance with the Specifications and with the mutually agreed Statement of Work applicable to the Order, or in the absence of such then standard Nortel Networks statement of work where applicable. Nortel Networks will successfully complete its standard installation and commissioning procedures and provide a notice of Turnover ("ICN") to Net2000 indicating such completion.

11.2.3 In the event that Net2000 notifies Nortel Networks of non-execution of an ICN and Nortel Networks personnel travels to the Net2000 facility to remedy such non-execution and determines that non-execution is due to a deficiency caused by Net2000, Nortel Networks will invoice Net2000 for Nortel Networks' investigation of the matter, consisting of the standard labor rate for Nortel Networks' personnel who travel to the Net2000 facility and the reasonable travel and living expenses incurred by such personnel.

11.3 Nortel Networks may make alterations to any Product and Service as necessary to comply with specifications, changed safety standards or governmental regulations, to make a Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve a Product or Service. Customer is responsible for (i) the results obtained from the use of Products and Services; (ii) integration and interconnection with Customer's hardware and/or third party hardware and/or systems, and (iii) installation of the Furnish-only Products.

12.      ACCEPTANCE

12.1 Customer shall have the right to test a Product for a period of *** days for Switching, Succession and Optical Products and *** days for other Products, from the Turnover Date, to verify the Product conforms to the Specifications ("Acceptance Period").

12.2 For Products installed by Nortel Networks, the Acceptance Period shall begin on the Turnover Date.

12.3     For Products installed by Nortel Networks, Acceptance shall occur when
         (i) the Product has been installed and the installation Services have been completed in accordance Specification for such Product and Services; (ii) the Product has successfully completed the testing proscribed in the Specifications (iii) the Product materially conforms to the Specifications; and (iv) Customer has provided Nortel Networks with written notice of Acceptance based on the foregoing. Notwithstanding the foregoing, in the event Net2000 is utilizing any Product in service, then Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into service with Net2000 customer traffic.

12.4 For Products installed by Customer, Nortel Networks shall, prior to delivery of the Products, perform such factory tests as Nortel determines to be appropriate in order to confirm that such Products perform in all material respects in accordance with the applicable Specifications. Net2000 shall be deemed to have accepted the Products based upon such tests and Acceptance shall be deemed to have occurred upon receipt of the Products by Customer.

12.5 For Services, Acceptance shall occur (i) when the Services have been completed in accordance with the agreed upon Statement of Work, or if none, Nortel Networks standard processes for such Services, and (ii) Customer has provided Nortel Networks with written notice of Acceptance based on the foregoing.

12.6 Net2000 shall either accept the Product and Services in writing by execution of a notice of Acceptance, or notify Nortel in writing, specifying in reasonable detail those particulars in which, in Net2000's opinion, the Product and Services are not in material conformance with the Specifications or Statement of Work respectively. If Acceptance does not occur within the period specified in Section
         12.1 above or the Services completion date respectively, and Net2000 has not indicated to Nortel Networks in writing its basis for not accepting such Product and/or Services, then Acceptance shall be deemed to have occurred.

12.7 Following Acceptance of Products and Services, Net2000 shall execute Nortel Networks' Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever except as specified in Section 12.8. Net2000's execution of Nortel Networks' Acceptance Notice, however, shall not in any way be deemed to release Nortel Networks of its warranty or other liability obligations.

12.8 Acceptance shall not be withheld or postponed due to deficiencies of such Products or Services resulting from causes not attributable to Nortel Networks, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, information, facilities or services provided directly or indirectly by Net2000 and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, or (c) other conditions external to the Products which are beyond the limits specified by Nortel Networks in the Specifications for the Products.

12.9 In the event that Net2000 notifies Nortel Networks of non-acceptance of a Product and Nortel Networks personnel travels to the installation site to remedy such non-acceptance and determines that non-acceptance is due to a deficiency of the type described in Section [12.8] above, Nortel Networks will invoice Net2000 for Nortel Networks' investigation of the matter, consisting of the standard labor rate for Nortel Networks' personnel who travel to the installation site and the reasonable travel and living expenses incurred by such personnel.

13.      CONFIDENTIAL INFORMATION

13.1 Confidential information ("Confidential Information") means (i) Software and Third Party Software; (ii) information particular to describing Customer's network and/or Customer's customers, and (iii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing party ("Discloser").

13.2 The party receiving Confidential Information ("Recipient") will use the same care and discretion, but not less than reasonable care, to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Confidential Information only to i) its employees and employees of its parent, subsidiary or affiliated companies who have a need to know for purposes of carrying out this Agreement; and ii) any other party with the Discloser's prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Confidential Information in accordance with the provisions of this Section 13.

13.3 The Recipient may disclose Confidential Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.

13.4 No obligation of confidentiality applies to any Confidential Information that the Recipient (i) already possesses without obligation of confidentiality; (ii) develops independently; or (iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Confidential Information that is, or becomes, publicly available without breach of this Agreement.

13.5 The release of any advertising or other publicity relating to this Agreement requires the prior approval of both parties.

14.      INFRINGEMENT

14.1 If a third party claims that Nortel Networks Hardware, Software or Services provided to Customer under this Agreement either (i) infringe that party's patent, trademark or copyright or (ii) constitute an unauthorized use, disclosure or misappropriation of that party's trade secrets, Nortel Networks will indemnify, defend and hold Customer harmless against that claim at Nortel Networks' expense and will pay all costs and damages awarded against Customer resulting from the claim or are agreed in settlement, provided that Customer (y) promptly notifies Nortel Networks in writing of the claim and (z) allows Nortel Networks to control, and cooperates with Nortel Networks (at Nortel Networks' request and expense with respect to Net2000's direct reasonable out of pocket expenses including legal fees) in, the defense and any related settlement negotiations. Failure by Customer to promptly notify Nortel Networks of a claim shall not relieve Nortel Networks of its obligations under this Section except to the extent that Nortel Network can demonstrate prejudice attributable to Customer's failure to promptly notify.

14.2 If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Customer to continue to use the Hardware, Software or Services, or to modify it, or to replace it at Nortel Networks' expense with one that is equivalent. If Nortel Networks determines that all of these alternatives are commercially impracticable, Customer agrees to return the Hardware, Software, or Services to Nortel Networks on Nortel Networks' written request. Nortel Networks will then give Customer a refund equal to the price paid for the Hardware, Software, or Service, less applicable depreciation using a seven year straight-line depreciation schedule, provided Net2000 has followed generally accepted account principles, however, if such Hardware, Software, or Services is returned within the first twelve
         (12) months after the Actual Ship Date or completion, if applicable, then Nortel Networks will *** to Net2000 *** of the price paid for the Hardware, Software or Services plus the shipping that was charged by Nortel Networks. Any such claims against the Customer or liability for infringement arising from use of the Hardware or Software or Services following a request for return by Nortel Networks are the sole responsibility of Customer.

14.3 Nortel Networks has no obligation regarding any claim to the extent that such claim is based on any of the following: (a) anything Customer provides which is incorporated into the Products or Services; (b) functionality provided by Nortel Networks at the instruction of Customer; c) Customer's modification of Products or Services except as provided by Nortel Networks' Documentation or except as performed by Nortel Networks at the request of Net2000; (d) the combination, operation, or use of Products or Services with other products not provided by Nortel Networks where such combination, operation, or use of Products or Services with any product, data, or apparatus that Nortel Networks did not provide; or (e) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Customer as a system.

14.4 This Section 14 represents Nortel Networks' entire obligation to Customer regarding any claim of infringement.

15.      INDEMNITY

         Each Party will indemnify, defend and hold harmless the other Party, its directors, officers, agents, and employees from all liability or expense (including but not limited to reasonable attorney fees and costs of investigation and defense) resulting from (a) bodily injury to any person (including injury resulting in death) or damage to real or personal property arising out of the indemnifying Party's performance of this Agreement, provided such injury or property damage is due to the negligence of the indemnifying Party, its employees, agents, or subcontractors, (b) any action taken by or on behalf of the indemnifying Party which is not permitted by or pursuant to the terms of this Agreement, or (c) any act or omission constituting negligence or willful misconduct or breach of fiduciary duty by any officer, director, agent or employee of the indemnifying Party in connection with its performance under this Agreement.

16.      DISPUTES

         In the event of any dispute or claim arising under or in connection with this Agreement, including a dispute regarding an alleged breach of this Agreement, one Party shall notify the other Party in writing of the dispute (the "Dispute"). The Parties shall work together in good faith first to informally resolve the Dispute internally by escalating it as necessary to progressively higher levels of management. If after sixty days the Parties cannot resolve the Dispute, either Party may request arbitration under the Commercial Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Unless otherwise expressly agreed in writing by the parties, arbitration will be held in Washington, D.C. Except to the extent actually prevented by the Dispute, both Parties shall continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until this Agreement expires or is terminated in accordance herewith. The provisions of this Section will not be construed to prevent a Party from (i) seeking a temporary restraining order or injunctive or other equitable relief in connection with alleged or actual infringement or misappropriation of intellectual property rights or misuse of proprietary or Confidential Information, or (ii) instituting litigation or other appropriate proceedings to the extent necessary to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

17.      TERMINATION

17.1 Either Party may terminate the Agreement if the other Party shall: (a) file a voluntary petition under any bankruptcy or insolvency law, or file a voluntary petition under the reorganization or arrangement provisions of any law of any jurisdiction, or have proceedings under any such laws instituted against it which are not terminated within thirty days of such commencement; (b) become insolvent, bankrupt, or admit in writing of its inability to pay all debts as they mature or make a general assignment for the benefit of or enter into any composition or arrangement with creditors; (c) authorize, apply for, or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, or has proceedings seeking such appointment commenced against it which are not terminated within thirty days of such commencement.

17.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty (30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. A default shall include:

(i) a party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

(ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due.

18.      LIMITATION OF LIABILITY

18.1 In no event shall Nortel Networks or its agents or suppliers be liable to Customer for more than the amount of any actual direct damages up to the greater of (i) *** or (ii) ***, regardless of the cause and whether arising in contract, tort (including negligence) or otherwise.

18.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.3 THE LIMITATIONS IN SECTIONS 18.1 AND 18.2 WILL NOT APPLY TO LIABILITY RESULTING FROM THE INDEMNITIES PROVIDED IN SECTION 7 SOFTWARE USE OF SOFTWARE AND DOCUMENTATION, SECTION 14 CONFIDENTIAL, SECTION 16 (INFRINGEMENT) AND SECTION 15 subsection a) only (INDEMNITY).

19.      GENERAL

19.1 Each Party agrees not to assign, or otherwise transfer this Agreement or its rights under it, or delegate its obligations, except to an Affiliate or upon a "Change in Control" (as defined below), without the other Party's prior written consent, and any attempt to do so is void. A Change in Control shall be deemed an assignment hereunder and shall not require the consent. A "Change in Control" shall mean the acquisition by any individual, entity, or group of fifty (50%) percent or more of either (a) the then outstanding shares of Customer's stock; or (b) the combined voting power of the then outstanding voting shares of the Customer entitled to vote generally in the election of directors; (ii) the closing of a sale or conveyance of all or substantially all of the assets of Customer; or (iii) the effective time of any merger, share exchange, consolidation or other reorganization or business combination of Customer if immediately after such transaction such persons who hold a majority or the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity are not persons who hold voting capital stock of the Customer immediately prior to such transaction.

         Net2000 may transfer the Hardware, including all license rights to any Software required to operate such Hardware, and the license rights to any other Nortel Networks Software provided hereunder, to any Net2000 Affiliate, to the surviving entity in a merger or consolidation of Net2000, or to purchaser of all or substantially all the assets of Net2000 provided that purchaser agrees in writing to be bound by the terms of the terms of Section 6 "Software License" and to protect the confidentiality of the Software under terms no less stringent than those set forth in Section 13 "Confidentiality."

         Net2000's Affiliates shall be entitled to the rights of Net2000 hereunder with respect to Products and Services purchased by such Affiliates; provided, however, Net2000 shall accept responsibility for, and satisfy the payment obligations of, its Affiliates, to the extent necessary to meet such payment obligations and commitments incurred by its Affiliates hereunder. Nortel Networks may provide Products and Services to Net2000 and Net2000 Affiliates through certain Nortel Networks Affiliates.

19.2 Customer represents and warrants that it is buying Products and/or Services for its own internal use and not for resale. The Parties shall comply with all applicable federal, state and local laws, regulations and ordinances as they relate to this more than three years after the cause of action arose. Neither party is responsible for failure to fulfill any obligations due to causes beyond its reasonable control. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

19.3 All notices or other communications required to be given hereunder shall be in writing and delivered either personally or by mail, courier, or similar reliable means of dispatch and addressed as provided in this Agreement or as otherwise requested by the receiving party. Notices delivered personally shall be effective upon delivery and notices delivered by any other means shall be effective upon their receipt by the party to whom they are addressed.

19.4 The terms of Sections 6 (Licensed Use of Software and Documentation), 8 (Warranty), 9 (Warranty Service), 13 (Confidential Information), 14 (Infringement), 15 (Indemnity), 18 (Limitation of Liability) and 19 (General) shall survive termination of this Agreement or completion of any Order.

19.5 The terms and conditions of this Agreement, including any Supplement(s) Supplements and/or Attachments, form the complete and exclusive agreement between Customer and Nortel Networks and replace any prior oral or written proposals, correspondence or communications regarding the subject matter hereof. With respect to new purchases made by Customer as of the effective date of this Agreement or as otherwise indicated by a Supplement. (All purchases made by Customer to Nortel Networks (including without limitation purchases for Products or Services) that were made pursuant to the Master Purchase Agreement between Net2000 Communications Capital Equipment, Inc, and Northern Telecom, Inc, dated November 2, 1998, as amended, and all supporting Exhibits; and the Master Services Agreement dated November 2, 1998, as amended and all supporting Exhibits ("MPA"). shall continue to be governed by such MPA.)

19.6 In the event of a conflict between this Purchase and License Agreement and a Supplement, the terms in any Supplement(s) prevail. Any changes to this Agreement must be made by the Parties in writing. All Customer's rights and all of Nortel Networks' obligations are valid only in the country in which the Products and Services were supplied.

19.7 The laws of the State of New York govern this Agreement, exclusive of its conflict of laws provisions; and nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract.

19.8 Excepting replacement Hardware as specified in Section 9 all Hardware provided hereunder shall be new Hardware.

19.9 Prior to ordering Services, eBusiness Products, and/or Enterprise Products, the parties shall mutually agree on the supplemental terms that shall apply to such Orders. The parties agree to negotiate in good faith such terms with the goal of reaching such mutual agreement on the terms that shall apply to Orders of Enterprise Products within thirty
         (30) days of the date hereof.

                                      * * *


FOR NORTEL NETWORKS INC.             FOR NET2000 COMMUNICATIONS CAPITAL
                                           EQUIPMENT, INC.

BY:       /s/ PEGGY M. BLOODWORTH    BY:       /s/ DONALD E. CLARKE
         ---------------------------          -------------------------------

PRINTED                              PRINTED
NAME:     Peggy M. Bloodworth        NAME:     Donald E. Clarke
         ---------------------------          -------------------------------

TITLE:    Vice President, Sales      TITLE:    Chief Financial Officer
         ---------------------------          -------------------------------

DATE:      3/27/01                   DATE:      3/27/01
         ---------------------------          -------------------------------

[NORTEL NETWORKS LOGO]                                             NET2000


                                                         Agreement No. 031201mab
                                                  Supplement No. 1, Schedule 1-E
                                                                         PAGE 16
SUPPLEMENT NO 1 TO THE PURCHASE AND LICENSE AGREEMENT



The terms and conditions provided in this Supplement ("Supplement No. 1") are in addition to those contained in the Purchase and License Agreement No. 031201mab, by and between Net2000 Communications Capitol Equipment, Inc. and Nortel Networks Inc. effective March 27, 2001 ("Agreement") and describe the manner in which Products shall be provided and priced during the Term as defined below.

1.       TERM

This Supplement No. 1 shall commence on January 1, 2001 and terminate on either December 31, 2003 (as may be amended by the parties or otherwise extended as specified herein), or on the date the Net2000 satisfies the Commitment, as defined below, whichever comes first ("Term").

2.       DEFINITIONS

For the purposes of this Supplement No. 1, the capitalized terms shall be defined as set forth below. Any capitalized terms not defined herein shall have the meaning given them in the Agreement.

         "COMMITMENT" means the commitment that Net2000 makes herein to order Products and Services as established in Article 3 below.

         "MASTER PURCHASE AGREEMENT" means the agreement between Net2000 Communications Capitol Equipment, Inc and Nortel Networks Inc., formerly Northern Telecom Inc., effective November 2, 1998, as amended, inclusive of Exhibit A - Product Annexes including Lists of Product and Prices, the Exhibit B - Master Services Agreement all attachments or schedules thereto.

         "TERM" shall have the meaning as specified in Section 1 of this Supplement.

         "SANCTIONED OEM SOLUTION" means a Third Party Vendor Item which Net2000 requests quotations from Nortel Networks and a) that are available to Nortel Networks from Nortel Networks' suppliers, excluding Affiliates, under Nortel Networks then-current subcontracts, and that Nortel Networks makes generally available in its standard proposal offering to its customers or b) as mutually agreed in writing. Sanctioned OEM Solutions does not include any non-Nortel hardware and/or software supplied to Customer under the Agreement and embedded in Nortel Networks Hardware or Software. Nortel Networks shall use reasonable efforts to identify Sanctioned OEM Solutions as such in its price quote; however, notwithstanding such, the failure to do so as a result of an oversight shall not disqualify a Sanctioned OEM Solution from being a Sanctioned OEM Solution.

3.   SCOPE / COMMITMENT / RESPONSIBILITIES OF THE PARTIES

     3.1 With respect to Agreement, Article 2 ("Orders"), the following additional terms shall apply:

         "2.1 VOLUME COMMITMENT: Net2000 hereby agrees to order during the Term and take delivery of a) the Products, and/or Services selected from Schedule 1.A, b) others as may be requested by Net2000 and mutually agreed, such request not to be unreasonably denied by Nortel Networks, and/or as set forth in this Supplement, and c) Sanctioned OEM as set forth in Section 3.8 below, having a combined total price of at least one hundred sixty five million dollars ($165,000,000).

              2.1.1 Orders issued by Net2000 on or after January 1, 2001 for the Products and Services specified in Schedule A-1 shall be deemed to be issued in satisfaction of this Commitment, notwithstanding that they were issued before the date that the Agreement was executed. Orders issued by Net2000 on or before December 31, 2003 for delivery according to mutually agreed Scheduled Ship Dates shall be deemed to be made in satisfaction of the Commitment, notwithstanding that such Orders, if any, may be delivered to Net2000 after the end of the Term. At the end of the Term Nortel Networks shall invoice Net2000 for *** and Nortel Networks shall have no further obligations with respect to any part of the Commitment not ordered

              2.1.2 Notwithstanding the foregoing, in the event that Nortel Networks terminates Net2000 financing under the Financing Agreement and an economically reasonable alternate source of financing is not available, then on or after such date of termination notice Net2000 shall be released from issuing Orders to satisfy the Commitment specified in this Section.

              2.1.3 Notwithstanding the foregoing, in the event that Nortel Networks suspends Net2000 financing under the Financing Agreement for a period(s) greater than ninety (90) consecutive days and an economically reasonable alternate source of financing is not available, then the Term to satisfy the Commitment shall be extended by that number of days that the financing was suspended, not to exceed *** months for all suspensions that may occur, if any.

              2.1.4 Notwithstanding the foregoing, in the event that Net2000 issues an Order for Products specified in Schedule 1.A and Nortel Networks notifies Net2000 that it is not able to make such Products available for delivery to Net2000 *** and provided that such Product had been at one time generally available to customers for ordering, then Net2000 shall be ***.

    "2.2 PREFERRED SUPPLIER COMMITMENT: In the third year of the Term, Net2000 hereby agrees to grant Nortel Networks the right to proffer, not later than the date it provides alternate vendors with an opportunity to proffer, a competitive bid on any or all telecommunications and data equipment or services that are comparable to the Nortel Networks generally available Hardware or Software identified on Schedule 1.A or the further progression thereof of which Net2000 is considering procurement, provided that Nortel Networks responds to Net2000's written request within *** days after the date of the request. In the event that Net2000 reasonably concludes that Nortel Networks' bid does not meet the technical or financial requirements of Net2000's business, Net2000 may elect to solicit bids from other Net2000 suppliers. In the event that Net2000 tentatively decides to order a solution set forth in bid from an alternate Net2000 supplier and before ordering, Net2000 shall provide Nortel Networks ***days after providing Nortel Networks the relevant details to offer the same or comparable technical solution and value as the other Net2000 third party supplier, and Net2000 and Nortel Networks shall negotiate in good faith before Net2000 selects the offer from such third party supplier or from Nortel Networks.

         In the event that Nortel Networks declines to respond to the written request for proposal as indicated above or is incapable of providing such Hardware or Software, or the alternate supplier solution is a significantly superior technical solution or value than the solution Nortel Networks offers, then the Term to satisfy the portion of the Commitment equal to the amount of the order issued to such alternate supplier for such superior solution up to a maximum of *** shall be extended, for a period for all such orders under this Section 2.2 until ***, provided by such date that the Orders issued are for delivery pursuant to mutually agreed Scheduled Ship Dates necessary to satisfy the Commitment.



3.2      Nortel Networks shall make available to Net2000 the following:

              3.2.1  Commitment Discounts and Prices as specified in Section 4;

              3.2.2  Training Credits as specified in Section 3.4;

              3.2.3 Cooperative Advertising and Marketing Credits as specified in Section 3.5;

              3.2.4  Intentionally Left Blank;

              3.2.5 Nortel Networks' Commitment To Deliver Succession Call Server Functionality as specified in Section 3.7;

              3.2.6  Sanctioned OEM Solutions as specified in Section 3.8;

              3.2.7  Rebate Credits as specified in Section 3.9;

              3.2.8  ***.

         a. Credits specified above shall be accrued either as a lump sum as defined herein or as a percent of the Schedule 1-A prices paid by Net2000 to Nortel Networks hereunder for Products and Services ordered in satisfaction of the Commitment, as specified herein.

         b. Training Credits and Cooperative Advertising and Marketing Credits (both defined below) may be applied by Net2000 to pay for the eligible charges incurred for eligible specified training or marketing services ordered by Net2000 pursuant to this Supplement No. 1, however, their use shall not be applied towards the satisfaction of the Commitment.

         c. For Orders for which Net2000 intends to use Rebate Credits ***, Net2000 shall indicate on the relevant Order a) the gross Order price net of pricing discounts but before the credit is applied and b) the net Order price after the credit is applied. *** For the Rebate Credits *** to apply Net2000 shall designate its intent to apply such credits on the Order when issuing the relevant Order.

         d. Any credits not used by Net2000 before the expiration of the Term shall be forfeited except as provided herein, and in no case shall cash refunds of any type whatsoever be paid by Nortel Networks to Net2000 for any unused credits.3.6.2.1.

     3.3 During the Term Nortel Networks may internally arrange for the Technical Resources as specified in Section 4.0 to facilitate the receipt and implementation of Orders.



3.4. TRAINING

3.4.1 Pursuant to Section 3.2 of this Supplement No. 1, upon execution of the Agreement including this Supplement No. 1 Nortel Networks shall make training available to representatives of Net2000 with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel Network's then current prices. Nortel Networks shall provide Net2000 *** training credits for every *** of the Products and Services specified in Schedule A-1 for which invoices have been satisfied ("Training Credits"), valued at $150.00 per credit.

3.4.2 Eligible courses shall be those courses that are a) generally available to Nortel Networks customers, b) associated with any Nortel Networks Products, and c) are provided directly by Nortel Networks employees, or by Nortel Networks training vendors/partners that accept Training Credits. Net2000 may review available general details (not necessarily specific to the Commitment No. 2) of Nortel Networks' training services on the Internet at www.nortelnetworks.com/td.

3.4.3 Net2000 shall bear the cost of transportation, meals, lodging or any other incidental expenses of Net2000 personnel to, from and during training, and the same for Nortel training personnel (unless such travel costs are expressly included in the training fees) to, from and during on-site training delivered at a mutually agreed Net2000 location.

3.4.4 Notwithstanding the provisions of Section 3.2 of this Supplement No. 1, Training Credits must be used within one (1) year after the end of the Term. Nortel Networks shall issue a report detailing number of Training Credits earned, used, scheduled (unavailable) and available for use at least once a year.

3.5. COOPERATIVE ADVERTISING AND MARKETING

3.5.1 Pursuant to Section 3.2 of this Supplement No. 1, during the Term Nortel Networks shall accrue on a quarterly basis, credits up to a maximum of *** of the Schedule 1-A prices paid by Net2000 to Nortel Networks hereunder for Product and/or Service purchased and/or licensed in satisfaction of Commitment ("Cooperative Advertising and Marketing Credits"). Cooperative Advertising and Marketing Credits may be applied by Net2000 to pay for eligible charges incurred for certain cooperative advertising and/ or marketing programs, provided that Net2000 provides "matching funds", as defined and in the amount specified below, to the credits that Nortel Networks accrues, as further specified in Schedule 1.C entitled "Cooperative Marketing and Advertising Marketing Credits" attached hereto.

3.5.2 "Matching Funds" shall mean that Net2000 may apply Cooperative Advertising and Marketing Credits in an amount up to *** of the eligible charges on an invoice for agreed cooperative marketing and/or advertising programs, and Net2000 shall be liable for the remainder of the eligible charges on such invoice.

3.5.3 Any Statement of Work agreed and duly executed during the Term that sets forth agreements between the parties utilizing the Cooperative Advertising and Marketing Credits shall be deemed to be a Statement of Work pursuant to that certain Professional Services Supplement which is part of the Agreement.

3.5.4 The provisions relating to "Documentation" as set in the Agreement shall not apply to documents prepared or delivered pursuant to Schedule 1.C attached hereto.

3.6. INTENTIONALLY LEFT BLANK

3.7. COMMITMENT TO DELIVER SUCCESSION CALL SERVER FUNCTIONALITY

3.7.1 PHASE 0 AND PHASE 1

Nortel Networks hereby agrees to make the *** available as follows:

       a)     ***

              Nortel Networks agrees to make *** available for ordering and delivery *** not later than ***identified as Phase 0 in Schedule 1.B.

       b)     ***

              Nortel Networks agrees to make *** available for ordering and delivery *** not later than *** identified as Phase 1 in Schedule 1.E.

3.7.2 PHASE 0

If an order is issued pursuant to the terms of the Agreement for delivery of a *** as stated in Section 3.7.1.a above, the following terms shall apply to such
***

     a. Both parties agree to make good faith best efforts to mutually to (i) develop a Statement of Work governing engineering, installation and evaluation of *** and of ***, to (ii) add details to the Specifications set forth in Schedule 1.B, for *** and to iii) develop a test and acceptance plan ("Test and Acceptance Plan"), all consistent with Schedule 1.B without expansion of the existing functionality set forth in such Schedule. Nortel Networks shall provide proposed versions of the above documents by *** for functionality in Schedule 1.B, and the parties shall make good faith best efforts to mutually agree by *** on such documents governing ***. If the parties fail to agree on such documents by *** then Net2000 shall be entitled to the remedies as set forth in Section 3.7.3.

     b. Nortel Networks and Net2000 will jointly perform testing of *** in accordance with the agreed Statement of Work and Test and Acceptance Plan to evaluate the functionality specified in Schedule 1-B and the detailed Specifications thereof, to the extent feasible ***. Nortel Networks will complete such testing and provide a notice to Net2000 indicating such completion, which will specifically identify the successes and failures of *** if any, relative to the Schedule 1-B and the detailed Specifications thereof, to complete the tests. Net2000 will then complete it's testing of ***. Net2000 will complete its responsibilities as identified in the Statement of Work. Nortel Networks and Net2000 will then retest *** to complete the tests that previously failed, if any. Upon Net2000's and Nortel Network's mutual agreement that *** completed its testing according to this Section 3.7.2.b and is ready for *** as set forth in the following
     Section 3.7.2.c, Net2000 and Nortel Networks shall execute the completion notice indicating Acceptance and thereafter *** shall be supported by Nortel Networks technical support organizations.

     c. Nortel Networks and Net2000 will perform testing of *** in accordance with the agreed Statement of Work and the Test and Acceptance Plan relative to the functionality specified in Schedule 1-B and the detailed Specifications thereof for those tests that can be performed ***. Nortel Networks will complete such testing and provide a notice to Net2000 indicating such completion, which will specifically identify the successes and failures of *** if any, relative to conformance to the Schedule 1.B the detailed Specifications thereof, and remedy such failures. Net2000 will complete its responsibilities identified in the

     Statement of Work. Nortel Networks trial team will provide technical engineering support for *** as specified in the Statement of Work. Nortel Networks and Net2000 will then retest *** to complete the tests in this Section that previously failed, if any. Upon Net2000's and Nortel Networks mutual agreement that *** successfully completed its testing according to this Section 3.7.2.c and is ready for the traffic and testing specified in the following Section 3.7.2.d, Net2000 shall execute the completion notice indicating acceptance of ***.

     d. Nortel Networks will perform testing of *** in accordance with the agreed Statement of Work and the Test and Acceptance Plan relative to the functionality specified in Schedule 1-B and the detailed Specifications thereof for those tests that can be performed ***. Nortel Networks will complete such testing and provide a notice to Net2000 indicating such completion, which will specifically identify the successes and failures of *** if any, to complete the tests relative to the Statement of Work, and remedy such failures. Net2000 will complete its responsibilities identified in the Statement of Work. Nortel Networks trial team will provide technical engineering support for *** Nortel Networks and Net2000 will retest *** to complete the tests in this Section that previously failed. Upon Net2000's and Nortel Networks mutual agreement that *** testing has been successfully completed its testing according to this Section 3.7.2.d and that the Statement of Work responsibilities have been completed (unless otherwise mutually agreed and indicated in the notice), Net2000 shall execute the completion notice indicating acceptance of ***.

     e. Except as otherwise provided in the Test and Acceptance Plan, the parties agree that the provisions of Sections 12.6, 12.7, 12.8 and 12.9 of the Agreement shall apply to the Sections 3.7.2.b, 3.7.2.c and 3.7.2.d above. In the event that Net2000 does not accept *** as set forth in Sections 3.7.2.c and 3.7.2.d above then *** shall be suspended or stopped unless otherwise mutually agreed in writing. If Acceptance does not occur within *** business days after Nortel Networks provides Net2000 the relevant completion notice, and Net2000 has not indicated to Nortel Networks in writing its basis for not accepting such Product and/or Services, then Acceptance shall be deemed to have occurred.

     f. The detailed Specifications for *** shall be as agreed by the parties according to Section 3.7.2.a above for the functionality specified in
     Schedule 1-B. The Statement of Work may include scheduled down time (i.e. out-of-service) to upgrade from the functionality specified in 3.7.1.a above to the functionality specified in 3.7.1.b.



  3.7.3 If an Order is placed pursuant to the terms of the Agreement for delivery of *** as stated in Section 3.7.1 above, and Nortel Networks fails or decides not to deliver such ordered version by the date set forth in
     Section 3.7.1, due solely to its own failure, and Net2000 was ready to receive *** by completing its implementation and installation responsibilities consistent with Section 11 of the Agreement, then

     a) Nortel Networks and Net2000 agree to jointly evaluate related issues and possible solutions and in good faith attempt to mutually agree on an action plan to continue or commence the testing of ***; and if such agreement is not reached; then

     b) if a Nortel Networks' alternative solution of Software and/or Hardware will provide the Product functionality and features specified in
          Schedule 1.B, inclusive of consideration of costs, such alternative solution shall be delivered instead of *** following mutual agreement on the ***. Such alternative solution shall a)***, b)***, and c) *** upon the date of the mutual agreement set forth in the prior sentence. However, if there is no such alternative solution;

      then Net2000 shall have the right to either:

     c) Net2000's sole and exclusive remedy shall be that Net2000 shall be permitted ***; or

     d) Net2000's sole and exclusive remedy upon the failure of the remedy set forth in Section 3.7.3.b shall be that Net2000 may ***.

3.7.4 PHASE 1

     3.7.4.1 Nortel Networks shall demonstrate its progress towards the commitment set forth in Section

     3.7.1.b by confirming to Net2000 not later than *** that its Phase 1 functionality will conform to Schedule

     1.E. In the event that Nortel Networks fails or decides not to confirm such date, then Net2000 shall be entitled to the remedies as set forth in
     Section 3.7.3.

     3.7.4.2 If an order is issued pursuant to the terms of the Agreement for delivery of a ***as stated in Section 3.7.1.b above, the following terms shall apply to ***

         Both parties agree to make good faith best efforts to mutually agree to
         (i) develop a Statement of Work governing engineering, installation and evaluation of *** and of *** to (ii) add details to the Specifications set forth in Schedule 1.E , for *** and to iii) develop a test and acceptance plan ("Phase I Test and Acceptance Plan"), all consistent with Schedule 1.E without expansion of the existing functionality set forth in such Schedule, following a process comparable to that process agreed in Section 3.7.2 ***. If by a mutually agreed date to be established by the parties after *** but in no event later than *** the parties fail to agree on the foregoing Statement of Work, detailed Specifications applicable to *** or the Phase I Test and Acceptance Plan, then Net2000 shall be entitled to the remedies as set forth in
         Section 3.7.3.

     3.7.4.3 In the event that Nortel Networks fails or decides not to deliver *** as set forth in Section

     3.7.1.b above, and Net2000 was ready to receive *** by completing its implementation and installation responsibilities consistent with Section 11 of the Agreement and the Statement of Work set forth in Section

     3.7.4.1 above, then Net2000 shall be entitled to the remedies as set forth in Section 3.7.3.

     3.7.4.4. Nortel Networks shall make available to Net2000 *** as set forth in Section 3.7.1.b above, that materially conforms to the detailed Specifications and has passed the criteria in the Phase 1 Test and Acceptance Plan, on or before *** subject to the issuance of an Order pursuant to the terms of the Agreement. In the event that Nortel Networks fails or decides not to deliver a ***, and Net2000 was ready to receive *** by completing its implementation and installation responsibilities consistent with Section 11 of the Agreement and the Statement of Work set forth in Section 3.7.4.1 above, then Net2000 shall be entitled to the remedies as set forth in Section 3.7.3.

3.8  SANCTIONED OEM SOLUTIONS

3.8.1 Nortel Networks agrees to offer to sell or sublicense to Net2000 Sanctioned OEM Solutions.

3.8.2 Prices for such Sanctioned OEM shall be based on Nortel quotations to Net2000 inclusive of a mark-up of *** over Nortel Networks' actual cost, or as otherwise mutually agreed in writing. The parties agree that the
     Schedule 1.A will not include or be amended to include Sanctioned OEM, with the exception of any Sanctioned OEM, if any, that may result from Section 3.7.3.b, however, Sanctioned OEM shall count towards satisfaction of the Commitment as set forth in this Section 3.8.2 and Section 3.1 above.

3.8.3 In the event that Net2000 Orders and receives installation of such Sanctioned OEM, notwithstanding Section 2.1 of this Supplement No. 1 such Orders shall be deemed to be placed in satisfaction of the Commitment, up to a maximum value of *** percent (***%) of the total Commitment set forth in Section 2.1 of this Supplement, however, if Nortel Networks provides a OEM solution pursuant to Section 3.7.3.b above such solution shall not be counted as part of such *** percent (***%) maximum.

3.8.4 Notwithstanding Section 2.2.2 of the Agreement, Net2000 may cancel an Order(s) for Sanctioned OEM according to the provisions of Section 3.9 below, and Net2000 shall pay restocking charges only to the extent that Nortel Networks a) will be charged such charges by its supplier, and b) has identified such charges to Net2000 in advance.

3.9  REBATE CREDITS

3.9.1    ***

3.9.2 The Rebate Credits granted pursuant to Section 3.2.7 may be applied to reduce the price up to *** of the price under Orders issued subsequent to the Effective Date of the Agreement for Products on Schedule 1-A, provided that Net2000 designates its intent to apply such Credits on the Order when issuing the relevant Order. For Orders for which Net2000 intends to use Rebate Credit, Net2000 shall indicate on the relevant Order the gross Order price before the credit is applied and the net Order price after the credit is applied. The Rebate Credits shall not apply towards satisfaction of the Commitment. Rebate Credits must be used within one (1) year after the end of the Term; any credits not used by Net2000 before the end of one year after the end of the Term shall be forfeited and in no case shall cash refunds of any type whatsoever be paid by Nortel Networks to Net2000 for any unused credits.

4.0. TECHNICAL RESOURCES SUPPORT

4.1 Nortel Networks agrees to assign, at its own expense, one Project Manager effective upon the Effective Date, and may assign at its option upon reviewing the type and volume of Orders during the Term one additional Project Manager. Project Manager responsibilities shall include supporting the planning, ordering, and implementation of Products ordered pursuant to the Commitment. Specific work assignments, travel, and level of expertise shall be at the discretion of Nortel Networks. Nortel Networks shall direct the activity of such personnel who shall perform during normal business hours while based at existing Nortel Networks locations.

4.2 The provisions set forth in Section 4.1 above may be applicable from the start of the Term and continuing until Net2000 has fully satisfied the Commitment or, notwithstanding the provisions of Section 4.1 above, until it is determined in the sole discretion of Nortel Networks that such special technical resources support are no longer as useful as originally envisioned. Nortel Networks shall provide Net2000 at least thirty (30) days advance notice before removing a Project Manager from assignment.

5.   PRICING AND PAYMENT

With respect to Article 7 ("Charges and Payment") of the Agreement, the following additional terms shall apply:

 "7.4 The discounts and prices for the Products and Services are set forth in
     Schedule 1.A COMMITMENT PRODUCTS, SERVICES, DISCOUNTS, AND PRICES attached hereto, and/or for Products and Services set forth in subsection 2.1 b) of
     Section 3.1 above the prices shall be as mutually agreed upon by the parties. The prices for the Products for which discounts are specified in
     Schedule 1-A shall be the Nortel Networks' standard list price then in effect at the time the Order is issued less the discounts specified in such
     Schedule 1.A.

7.5 The amounts payable for Products and/or Services included in the Commitment shall be invoiced by Nortel Networks to Net2000 in accordance with the following schedules:

      7.5.1 For Products, Nortel Networks shall invoice one hundred percent (100%) of the Product price upon delivery to the carrier at Nortel Networks for delivery to Net2000 ***

     a)   ***

     b)   ***

7.5.2. For Services, unless otherwise mutually agreed in a statement of work, Nortel Networks shall invoice one hundred percent (100%) of the Services price upon completion, except that (a) recurring Services will be paid for quarterly, in advance, and (b) engineering, furnish, and installation services may be invoiced and payable upon the *** installation (wholly or conditionally pursuant to Section 12.8 of the Agreement)."

6.0      WARRANTY

6.1 Notwithstanding Section 8.4 of the Agreement the warranty period that applies to Switching, Succession, and Optical Hardware and Software ordered pursuant to this Supplement No. 1 shall be *** from the Ship Date.

6.2 Notwithstanding Section 8.3 of the Agreement, installation Services ordered pursuant to this Agreement shall be warranted for the same warranty period as the Hardware and Software to which they apply. All other Services shall have a warranty period of ninety (90) days from the date such Services are complete, unless otherwise specified in a mutually agreed Statement of Work.

6.3 In Section 8.4.i of the Agreement the period that Nortel Networks shall have to repair or replace the Hardware or Software shall be *** after a trouble ticket is opened.

7.0 GENERAL

7.1      SECTION 4.0 OF THE AGREEMENT EQUIPMENT CONTINUING AVAILABILITY

     In Section [4] of the Agreement the continuing availability period and advance notice of manufacture discontinue that applies to the Hardware and Software ordered pursuant to this Supplement No. 1 shall be for Products as set forth in Schedule 1.D attached hereto, except for Third Party Vendor Item. Nortel Networks shall pass through or assign to Net2000 the rights that Nortel Networks obtains from the manufacturer or vendors of such products and services, all to the extent that such rights may be assigned. Nortel Networks shall provide no independent representation or obligation with respect to such Third Party Vendor Items. Except for the obligations specified in this paragraph, Net2000 hereby waives any and all claims against Nortel Networks with regard to the satisfaction by the Third Party Vendor to the obligations of this provision. The above-mentioned period in this Section 7.0 commencing on the date of the last Order placed by Net2000 for the relevant Product.

7.2      SCHEDULES AND DAMAGES

  7.2.1 If Nortel Networks fails to achieve mutually agreed Scheduled Ship Date within *** after such date for Hardware or Software which counts towards the Commitment, with such delay being excused due to force majeure factors, and the delay is due primarily to the fault or negligence of Nortel Networks, Nortel Networks shall pay to Net2000 as stipulated damages and not as a penalty, in the form of ***.

7.2.2 If the delay referenced in Section 7.2.1 above is solely attributable to Net2000, and is not due to any force majeure factors, Net2000 shall pay Nortel Networks, per day, as stipulated damages and not as a penalty, ***. If no costs are incurred by Nortel Networks, Net2000 shall not be liable for any payment.

7.3 Relative to the Master Purchase Agreement the parties hereby agree as follows:

7.3.1 Any Orders that Net2000 issues on or after Term commences shall be deemed to be issued pursuant to the Agreement, notwithstanding any reference to the Master Purchase Agreement which may be indicated on such Order;

7.3.2 Orders issued before the commencement of the Term shall continue in effect under the terms of the Master Purchase Agreement.

The terms and conditions of this Supplement No. 1, including the Agreement and Schedules referenced herein, form the complete and exclusive agreement between Net2000 and Nortel Networks and supercedes any prior oral or written proposals, correspondence or communications regarding the subject matter hereof. In the event of a conflict between this Supplement No. 1 and the Agreement, the terms in this Supplement No. 1 shall prevail. Any changes to this Supplement No. 1 must be made by mutual agreement and duly executed in writing.

            SERVICES SUPPLEMENT TO THE PURCHASE AND LICENSE AGREEMENT

The various Services that Customer may obtain from Nortel Networks, associated pricing, and the manner in which they will be provided are governed by this Services Supplement ("Supplement"). The terms and conditions provided in this Supplement will apply solely to the provision of Services.

1.       DEFINITIONS

(a) "Deliverables" means all Materials and Software delivered to Customer pursuant to an Order, but specifically excluding Tools.

(b) "Materials" means any and all engineering, designs, documentation and other work product prepared by Nortel Networks and delivered to Customer pursuant to an Order (and specifically excluding Software).

(c) "Statement of Work" is a document, prepared by Nortel Networks, describing the scope of work, estimated schedule, prices, Deliverables, and other relevant terms specific to a Service, which may, from time to time, be mutually agreed to in writing by Customer and Nortel Networks. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Supplement.

(d) "Services Descriptions" means Nortel Networks published specifications for certain Services in effect at the time Nortel Networks accepts an Order.

(e) "Tools" mean any diagnostics, documentation, test equipment or other items used by Nortel Networks in the performance of the Services.

2.       CHARGES AND PAYMENT

Fees for Services may be based on a fixed price, time and materials, time and materials with deliverables or other commercial arrangement, as specified in an Order. Unless otherwise included as part of a fixed price and to the extent authorized in the relevant Statement of Work, Customer will reimburse Nortel Networks for all reasonable out-of-pocket expenses incurred by Nortel Networks in performing the Services (including, without limitation, all reasonable travel, meal, lodging and mileage expenses) Unless provided otherwise in a Statement of Work, Nortel Networks shall invoice Customer one hundred percent of the price of the Services upon completion unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Customer at the end of each month for the Services performed in that month. Certain ongoing Services (for example maintenance and managed services) ordered by Customer may be invoiced in advance of the performance of such Services by Nortel Networks.

3.       CHANGES TO ORDERS AND CANCELLATIONS

The parties may, by mutual agreement, make changes to the scope of work, schedule, prices, deliverables or other substantive aspects of the Services ("Change"). The party asking for a Change shall describe in writing the details of the requested Change ("Change Order Request"). Nortel Networks shall provide in writing to Customer a summary of any and all adjustments to the charges and other changes resulting from the Change Order Request. In no event shall any Change be effective or acted upon in any way until such time as (i) an authorized representative of both parties has agreed to the terms of the Change Order Request in writing and (ii) Nortel Networks receives an Order from Customer for any additional amounts resulting from the Change Order Request.

After acceptance of an Order by Nortel Networks, Customer may in its sole discretion by written notice to Nortel Networks prior to commencement of services, cancel or suspend performance of Services of such Product or any related Service ordered under this Agreement. Net2000 shall be liable for all preparation charges incurred at the direction of Net2000, at Nortel Networks' then standard charges, unless Nortel Networks declines to fulfill the Order for any reason. If an order is delayed or suspended, but later shipped, Net2000 shall be liable for such preparation charges. If Customer cancels a Service after commencement of Service, Customer shall pay Nortel Networks for those Materials delivered and services actually performed specifically for Net2000 and or costs incurred in preparation to perform such Services through the date of cancellation and reasonable actual costs to Nortel Networks in connection with the terminating such Service; provided that, such amount does not exceed the total price of the cancelled Service. The foregoing shall be Nortel Network's sole remedy for delay, cancellation or suspension of the delivery of a Product or Service by Customer.

In the event that there has been an event of default under the Financing Agreement, Nortel Networks has the right to terminate an Order for Services or suspend performance under an Order for Services, and Net2000 shall pay the charges and costs specified above, notwithstanding that the Order may or may not have been accepted under Section 2.1 of the Agreement.

4.       NORTEL NETWORK RESPONSIBILITIES

Nortel Networks Personnel shall comply with reasonable site and security regulations specified by Customer, in writing in advance where practicable, of the performance of Services. Nortel Networks shall take reasonable precautions to protect Products, buildings or structures and to perform Services with care and due regard for the safety, convenience and protection of Customer and members of the public in accordance with Specifications or Customer's practices or handbooks provided to and agreed to by Nortel Networks in advance of signing the applicable Statement of Work.

5.       CUSTOMER RESPONSIBILITIES

Customer agrees to cooperate with Nortel Networks in the performance by Nortel Networks of the Services, including, without limitation, providing Nortel Networks with sufficient, free and timely access to facilities, data, information and personnel of Customer; including the recovery by Nortel Networks of any Tools. In addition, Customer shall be responsible for the accuracy and completeness of all data and information that it provides or causes to be provided to Nortel Networks. In the event that there are any delays by Customer in fulfilling its responsibilities as stated above, or there are errors or inaccuracies in the information provided, Nortel Networks shall be entitled to appropriate, mutually agreed schedule and pricing adjustments.

6.       PERSONNEL

Nortel Networks and Customer are each responsible for the supervision, direction, compensation and control of their own employees and subcontractors. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks.

Neither party shall knowingly solicit to hire employees of the other party who are involved with the performance of the Services under this Agreement for a period ending six months after such performance. Neither party shall be precluded from conducting generalized searches for employees either through the use of search firms or advertisements in the media, provided that searches are not specifically targeted to employees providing Services.

All Nortel Network personnel shall be appropriately qualified and suitably trained, experienced and skilled to provide the Nortel Network Services.

Nortel Network shall remove personnel from Customer sites in the event such personnel violate the obligations of this section promptly upon receipt of written notice of such violation. Nortel Network shall consider removing personnel from Net2000 sites in the event for other reasonable cause, promptly upon receipt of written notice of such violation, such request for removal shall not be unreasonably denied.

Net2000 reserves the right to pre-approve all personnel assigned by Nortel Networks to perform Nortel Networks' Services under the Purchase and License Agreement. The schedule for the performance of any Services where Net2000 exercises its right to pre-approval of personnel will be adjusted commensurate with the pre-approval and reasonable replacement process.

7.       INFRINGEMENT

The provisions of Section 14 "Infringement" of the Purchase and License Agreement shall apply to all Materials and work under this Services Supplement.

8.       INTELLECTUAL PROPERTY RIGHTS

(a) Nortel Networks, on behalf of itself and its subcontractors, reserves all proprietary rights in and to (i) all methodologies, designs, engineering details, and other data pertaining to the Services and the Materials delivered,
(ii) all original works, computer programs, updates developed in the course of providing the Service (except Customer's developed programs), (iii) discoveries, inventions, patents, know-how and techniques arising out of the Services and
(iv) any and all products (including software and equipment) developed as a result of the Services. The performance by Nortel Networks of Services shall not be deemed work for hire.

(b) Nortel Networks grants to Customer a perpetual, non-exclusive, world-wide, paid up license to use, copy and modify the Materials produced by Nortel Networks and delivered to Customer in the performance of Services solely for Customer's internal business purposes.

(c) It is understood between the parties that Nortel Networks will employ its know-how, techniques, concepts, experience and expertise, as well as all other intellectual property, including that to which it reserves its rights hereunder, to perform services the same as or similar to the Services for others; provided that Nortel Networks complies with the confidentiality obligations in Section 13 the Purchase and License Agreement.

9.       MAINTENANCE SERVICES

Nortel Networks provides Product maintenance Services either at Customer's location or at a service center to keep Products in, or restore them to, conformance with published specifications.

(a) To be eligible for maintenance Services, the Products must be in good operating condition and at revision levels supported by Nortel Networks.

(b) Relocation of Products under maintenance Services may result in adjustments to the price and response times.

The warranty service terms in Section 9 Warranty Service and exclusions in
Section 8.5 of the Purchase and License Agreement shall also apply to post warranty Product maintenance Services.

10.      GENERAL

In the event of a conflict between this Supplement and any other documents attached hereto or referenced herein, the terms in this Supplement prevail.

11.      PRICING AND AVAILABLE SERVICES

The Services to be provided and/or the applicable pricing shall be as set forth in (i) an accepted Nortel Network's proposal, (ii) a Statement of Work or (iii) the Services Descriptions.